Exhibit 99.1

MicroVision Announces Third Quarter 2012 Results

Year over year revenue increases by over 40 percent while cash used in operations drops by nearly 40 percent

REDMOND, Wash.--(BUSINESS WIRE)--November 5, 2012--MicroVision, Inc. (NASDAQ:MVIS), a leader in innovative ultra-miniature projection display technology, today announced its operating and financial results for the third quarter of 2012 and the advancement of its 2012 business objectives.

During the third quarter, MicroVision reported revenue of $2.6 million resulting primarily from fulfillment of orders to Pioneer Corporation in support of its Cyber Navi car navigation system. Revenue for the third quarter represents an increase of over 40 percent from the same period one year ago. Cash used in operations was reduced to $3.9 million, nearly a 40 percent decrease from a year ago and more than 40 percent from the previous quarter.

Also in the quarter, MicroVision and Intersil Corporation announced an agreement to partner on the development of advanced integrated chipsets (ASICS) for MicroVision’s patented high definition (HD) PicoP® display technology. Through this cooperation with Intersil, the company expects to offer PicoP display technology with much higher brightness while simultaneously lowering power usage without increasing the size of the display engine. This combination should enhance the mobility value proposition of PicoP display technology by allowing consumers to use their devices for a longer period of time in brighter conditions.

Recently Osram Opto Semiconductor announced commercial availability of direct green lasers, a key component for PicoP display technology. Osram is the second commercial source of direct green lasers introduced in 2012. As MicroVision licenses its technology to Original Equipment Manufacturers and Original Design Manufacturers, commercial availability of direct green lasers is an important milestone in bringing PicoP display technology to market.

Financial Results

The following financial results are for three and nine months ended September 30, 2012, compared to the same periods one year earlier.

  Revenue was $2.6 million for the third quarter of 2012, compared to $1.8 million for the third quarter of 2011, and $5.6 million for the first nine months of 2012, compared to $4.1 million for the first nine months one year ago. Backlog was $4.5 million as of September 30, 2012.
  Operating loss was $4.0 million for the third quarter, compared to $7.8 million for the same quarter a year ago, and $18.8 million for the first nine months of 2012, compared to $26.1 million for the first nine months of 2011.
  Net loss was $3.8 million, or $0.15 per share, for the quarter, compared to $7.8 million, or $0.57 per share, for the same quarter a year ago. Net loss was $18.6 million, or $0.91 per share, for the first nine months of 2012, compared to $26.0 million, or $1.96 per share, for the first nine months of 2011. The per share numbers have been adjusted for the reverse stock split which became effective February 17, 2012.

For the nine months ended September 30, 2012, cash used in operations was $17.0 million, compared to $21.8 million for the same period in 2011. For the third quarter of 2012, cash used in operations was $3.9 million, compared to $6.3 million for the same period in 2011. The reduction in cash used in operations is consistent with the steps the company has taken to align to its ingredient brand business model.

As of September 30, 2012, cash and cash equivalents were $10.7 million.

Conference Call

The company will host a conference call today to discuss its third quarter 2012 results and current business operations at 8:30 a.m. ET / 5:30 a.m. PT. Participants may join the conference call by dialing 800-446-1671 (for U.S. participants) or +1-847-413-3362 (for international participants) ten minutes prior to the start of the call. The conference call pass code number is 33545572. The call will also be broadcast over the Internet and can be accessed from the company's web site at www.microvision.com/investors. The webcast and information needed to access the telephone replay will be available through the same link approximately one hour after the conference call concludes.

About MicroVision

MicroVision provides the PicoP® display technology platform designed to enable next-generation display and imaging products for consumer devices, vehicle displays and wearable displays. The company’s patented PicoP display technology combines a MEMS scanning mirror with highly efficient laser light sources to create vivid images with high contrast and brightness.

MicroVision is an independently recognized leader in the development of intellectual property. MicroVision has been recognized by IEEE as a top 20 IP portfolio among all global electronics companies, and the top U.S. Company in the rankings. MicroVision’s intellectual property portfolio has also been recognized by the Patent Board, in association with the Wall Street Journal, as a top 50 IP portfolio among all global industrial companies. The Patent Board has developed more than 50 indicators that track global patent activity relating to companies' innovation, technology, and science strengths. MicroVision’s intellectual property portfolio is further recognized by having been added to the Ocean Tomo 300 Patent Index. The Index is priced and published by the NYSE Euronext (NYSE:OTPAT). The Index is objectively based on the value of intellectual property compared to competitors.

For more information, visit us on:

Website: www.microvision.com

Blog: www.microvision.com/displayground

Twitter: www.twitter.com/microvision

Facebook: www.facebook.com/microvisioninc

YouTube: www.youtube.com/mvisvideo

MicroVision and PicoP® are trademarks of MicroVision Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Forward-Looking Statements

Certain statements contained in this release, including those relating to future product development and operating results and those using words such as “scheduled,” “expects,” “should” and “designed,” are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: our ability to raise additional capital when needed; products incorporating our PicoP display engine may not achieve market acceptance, commercial partners may not perform under agreements as anticipated, we may be unsuccessful in identifying parties interested in paying any amounts or amounts we deem desirable for the purchase or license of IP assets, our or our customers failure to perform under open purchase orders; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims; and other risk factors identified from time to time in the company's SEC reports, including the company's Annual Report on Form 10-K filed with the SEC. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

MicroVision, Inc.

Balance Sheet
(In thousands)
(Unaudited)

	September 30,	December 31,
	2012	2011

Assets
Current Assets
Cash and cash equivalents	$10,743	$13,075
Accounts receivable, net of allowances	979	463
Costs and estimated earnings in excess of billings on uncompleted contracts	12	70
Inventory	622	4,254
Other current assets	606	793
Total current assets	12,962	18,655

Property and equipment, net	1,465	2,347
Restricted cash	436	786
Intangible assets	1,910	2,048
Other assets	22	34
Total assets	$16,795	$23,870

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$3,877	$7,341
Accrued liabilities	4,087	5,113
Billings in excess of costs and estimated earnings on uncompleted contracts	86	156
Current portion of capital lease obligations	46	39
Current portion of long-term debt	91	93
Total current liabilities	8,187	12,742

Capital lease obligations, net of current portion	34	72
Long-term debt, net of current portion	-	67
Deferred rent, net of current portion	-	187
Total liabilities	8,221	13,068

Commitments and contingencies

Shareholders' Equity
Common stock at par value	25	17
Additional paid-in capital	442,006	425,658
Accumulated other comprehensive loss	-	(35)
Accumulated deficit	(433,457)	(414,838)
Total shareholders' equity	8,574	10,802
Total liabilities and shareholders' equity	$16,795	$23,870

MicroVision, Inc.

Statement of Operations
(In thousands, except earnings per share data)
(Unaudited)

	Three months ended Sept. 30,		Nine months ended Sept. 30,
	2012	2011	2012	2011

Product revenue	$2,015	$1,525	$4,294	$3,315
Contract revenue	515	314	1,261	798
Royalty revenue	83	-	83	-
Total revenue	2,613	1,839	5,638	4,113

Cost of product revenue	887	2,483	4,781	7,708
Cost of contract revenue	251	237	654	931
Total cost of revenue	1,138	2,720	5,435	8,639

Gross margin	1,475	(881)	203	(4,526)

Research and development expense	3,097	3,641	10,264	11,446
Sales, marketing, general and administrative expense	2,425	3,306	8,777	10,182
Gain on disposal of fixed assets	(46)	(4)	(47)	(11)
Total operating expenses	5,476	6,943	18,994	21,617

Loss from operations	(4,001)	(7,824)	(18,791)	(26,143)

Other income (expense)	156	34	172	141

Net loss	$(3,845)	$(7,790)	$(18,619)	$(26,002)

Net loss per share - basic and diluted	$(0.15)	$(0.57)	$(0.91)	$(1.96)

Weighted-average shares outstanding - basic and diluted	24,974	13,655	20,406	13,258

CONTACT:
MicroVision, Inc.
Jeff Wilson, 425-882-6629 (investors)
or
Edelman
Callie Snyder, 503-471-6816 (media/PR)